Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
THIRD QUARTER 2014 RESULTS

Houston, Texas
November 4, 2014
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income for its third quarter ended September 30, 2014 (“current quarter”) of $4.3 million, or $0.21 per diluted share, on operating revenues of $90.5 million. Net income for the quarter ended September 30, 2013 (“prior year quarter”) was $5.2 million, or $0.26 per diluted share, on operating revenues of $81.0 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $22.4 million in the current quarter compared with $23.4 million in the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $24.8 million in the current quarter compared with $22.9 million in the prior year quarter.
Special items in the current quarter comprised a pre-tax charge of $2.5 million due to the accelerated recognition of previously awarded but deferred compensation awards following the resignation of our former Chief Executive Officer (“CEO”). Special items in the prior year quarter comprised a $2.0 million charge related to the early termination of operating leases on certain helicopters configured for air medical services.
There were no significant gains on equipment dispositions in the current quarter. Gains on asset dispositions in the prior year quarter were $2.6 million.
Third Quarter Results
Operating revenues in the current quarter were $9.5 million, or 12%, higher than the prior year quarter primarily due to improved revenues from our U.S. Gulf of Mexico operations following the resumption of service of our EC225 heavy helicopters and improved cash collections from our Brazilian joint venture.
Operating expenses were $2.9 million higher in the current quarter primarily due to increased personnel costs resulting from pay scale and benefit adjustments and increased repairs and maintenance, fuel and other expenses primarily related to the resumption of our EC225 helicopter operations.
Administrative and general expenses were $3.3 million higher in the current quarter primarily due to the accelerated recognition of the former CEO compensation awards noted above and increased compensation costs related to annual stock compensation grants and salary adjustments.
Interest expense was $0.8 million lower in the current quarter primarily due to increased capitalized interest related to deposits on helicopter orders and a base expansion project.
Derivative losses of $1.7 million in the current quarter were primarily due to the revaluation to market of unsettled foreign exchange forward currency contracts.

Nine Months Results
The Company reported net income for the nine months ended September 30, 2014 (“current nine months”) of $13.9 million, or $0.68 per diluted share, on operating revenues of $256.5 million compared with net income of $17.0 million, or $0.79 per diluted share, on operating revenues of $223.0 million in the nine months ended September 30, 2013 (“prior nine months”).
EBITDA was $67.3 million in the current nine months compared with $73.0 million in the prior nine months. EBITDA adjusted to exclude gains on asset dispositions and special items was $66.1 million in the current nine months compared with $57.4 million in the prior nine months. During the current nine months, we sold helicopters and related equipment for gains of $6.1 million compared with $17.8 million in the prior nine months.
Special items in the current nine months included the accelerated recognition of the former CEO compensation awards noted above and a pre-tax impairment charge of $2.5 million related to a probable loss of a note receivable. Special items in the prior nine months included the charge related to operating leases for certain air medical helicopters noted above.
Operating revenues were $33.6 million, or 15%, higher in the current nine months primarily due to improved revenues from activities in the U.S. Gulf of Mexico partially offset by lower revenues from oil and gas activities in Alaska primarily due to lower activity. Operating expenses were $17.2 million higher due to increased personnel costs and increased repairs and maintenance, fuel and other expenses primarily related to the resumption of our EC225 helicopter operations. Administrative and general expenses were $6.0 million higher primarily due to the accelerated recognition of the former CEO compensation awards noted above and annual salary adjustments and stock compensation grants.
Sequential Quarter Results
Operating revenues in the current quarter were $3.9 million, or 5%, higher compared with the second quarter of 2014 (“preceding quarter”) primarily due to improved revenues from our oil and gas operations, seasonal flightseeing operations in Alaska and cash collections from our Brazilian joint venture from which we recognize revenue only as cash is received.
Net income for the current quarter was $4.3 million on operating revenues of $90.5 million compared with net income of $5.2 million on operating revenues of $86.6 million in the preceding quarter. EBITDA was $22.4 million in the current quarter compared with $23.1 million in the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $24.8 million in the current quarter compared with $22.4 million in the preceding quarter.
Fleet Update
During the current quarter, the Company’s capital expenditures were $11.8 million, which consisted primarily of deposits on future helicopter deliveries and a base expansion project. The Company records helicopter acquisitions in property and equipment and places helicopters in service once all completion work has been finalized and the helicopters are ready for use. The Company placed one new AW139 medium helicopter into service in July 2014 that had been delivered in the second quarter of 2014.
Following an extended global suspension of EC225 helicopter operations, we phased our EC225 helicopters in the U.S. Gulf of Mexico back into service during the prior year quarter.  Thereafter, our oil and gas operations in the U.S. Gulf of Mexico benefited from the availability of both our EC225 helicopters and the medium helicopters that were previously servicing EC225 helicopter contracts during the extended suspension.  As a result, the rate of increase in oil and gas revenues in the U.S. Gulf of Mexico compared to prior year periods is expected to continue to decelerate in the fourth quarter of fiscal year 2014.

The current spare capacity for our medium helicopters is higher than in recent periods.  Spare helicopters include our helicopters other than those under customer contracts, undergoing maintenance or dedicated for charter activity.  We are participating in several competitive bids to place some or all of the existing and forecasted spare medium helicopters on contract.  If we are not successful in securing sufficient new projects, we may experience a decline in the near-term utilization of our medium helicopters that may impact our near-term financial results. In addition, we may sell certain helicopters on an opportunistic basis consistent with our stated strategy.
Lake Palma Sale
Effective July 24, 2014, the Company sold its 51% interest in Lake Palma, S.L. (“Lake Palma”) for a purchase price of $9.3 million to its joint venture partner, Fumicacion Aerea Andaluza S.A. (“FAASA”), including a gain of $1.5 million, net of taxes. In connection with the transaction, the Company assigned debt obligations of $2.9 million to FAASA, and the balance of the purchase price was funded in cash.
Capital Commitments
The Company’s unfunded capital commitments as of September 30, 2014 consisted primarily of orders for helicopters and totaled $290.1 million, of which $67.5 million is payable during 2014 with the balance payable through 2017. The Company also had $2.2 million of deposits paid on options not yet exercised. The Company may terminate $136.0 million of its total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than liquidated damages of $9.0 million in the aggregate.
Included in these capital commitments are agreements to purchase ten AW189 heavy helicopters, four S92 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered beginning in late 2014 through 2017. The S92 helicopters are scheduled to be delivered in late 2015 through 2017. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company had outstanding options to purchase up to an additional ten AW189 helicopters, five S92 helicopters and three AW139 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2015 through 2018.
Liquidity
As of September 30, 2014, the Company had $40.4 million in cash balances and remaining availability under its senior secured revolving credit facility of $244.3 million.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, November 5, 2014, to review the results for the third quarter ended September 30, 2014. The conference call can be accessed as follows:
All callers will need to reference the access code 26226060
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (866) 607-0535
Outside the U.S.: Operator Assisted International Dial-In Number: (832) 445-1827
Replay
A telephone replay will be available through November 19, 2014 and may be accessed by calling (855) 859-2056 for domestic callers or (404) 537-3406 for international callers. An audio replay will also be available on the Company’s website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.

About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, India, Norway, Spain, Sweden, and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management’s expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical nature of, the offshore oil and gas industry; the Company’s dependence on oil and gas exploration and development activity in the areas where the Company operates; fluctuations in worldwide prices of and demand for oil and natural gas; the ability to successfully expand into other geographic and helicopter service markets; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the requirement to engage in competitive processes or expend significant resources with no guaranty of recoupment; inherent risks in operating helicopters; the failure to maintain an acceptable safety record; the grounding of all or a portion of our fleet for extended periods of time or indefinitely; reduction or cancellation of services for government agencies; reliance on a small number of helicopter manufacturers and suppliers; political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of our assets or result in claims of a force majeure situation; declines in the global economy and financial markets; foreign currency exposure and exchange controls; credit risk exposure; the ongoing need to replace aging helicopters; the Company’s reliance on the secondary used helicopter market to dispose of older helicopters; the Company’s reliance on a small number of customers; allocation of risk between the Company and its customers; liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; the effect of the Spin-off, including the ability of the Company to recognize the expected benefits from the Spin-off and the Company’s dependence on SEACOR’s performance under various agreements; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group’s cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company’s businesses, particularly those mentioned under “Risk Factors” in Era Group’s Annual Report on Form 10-K for the year ended December 31, 2013, in Era Group’s subsequent Quarterly Reports on Form 10-Q and in Era Group’s periodic reporting on Form 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Christopher Bradshaw at (281) 606-4871 or visit Era Group’s website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating revenues	$90,510	$80,997	$256,533	$222,961
Costs and expenses:
Operating	54,282	51,338	158,601	141,399
Administrative and general	12,941	9,683	34,340	28,362
Depreciation	11,746	11,340	34,458	34,432
	78,969	72,361	227,399	204,193
Gains on asset dispositions, net	42	2,560	6,072	17,837
Operating income	11,583	11,196	35,206	36,605
Other income (expense):
Interest income	130	155	418	452
Interest expense	(3,629)	(4,394)	(11,222)	(13,739)
SEACOR management fees	—	—	—	(168)
Derivative gains (losses), net	(1,703)	(96)	(1,744)	(78)
Note receivable impairment	—	—	(2,457)	—
Foreign currency gains (losses), net	(485)	409	(521)	465
Other, net	(3)	7	10	19
	(5,690)	(3,919)	(15,516)	(13,049)
Income before income tax expense and equity earnings (losses)	5,893	7,277	19,690	23,556
Income tax expense	2,868	2,715	8,130	8,691
Income before equity earnings (losses)	3,025	4,562	11,560	14,865
Equity earnings (losses), net of tax	1,286	526	2,321	1,762
Net income	4,311	5,088	13,881	16,627
Net loss attributable to non-controlling interest in subsidiary	(45)	116	51	326
Net income attributable to Era Group Inc.	4,266	5,204	13,932	16,953
Accretion of redemption value on Series A preferred stock	—	—	—	721
Net income attributable to common shares	$4,266	$5,204	$13,932	$16,232

Basic earnings per common share	$0.21	$0.26	$0.69	$0.79
Diluted earnings per common share	$0.21	$0.26	$0.68	$0.79

Weighted average common shares outstanding, basic	20,098,239	19,918,876	20,039,609	20,426,277
Weighted average common shares outstanding, diluted	20,163,990	19,960,453	20,108,399	20,463,795

EBITDA	$22,424	$23,382	$67,273	$73,037
Adjusted EBITDA	$24,886	$25,427	$72,192	$75,250
Adjusted EBITDA excluding Gains	$24,844	$22,867	$66,120	$57,413

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
Operating revenues	$90,510	$86,580	$79,443	$75,998	$80,997
Costs and expenses:
Operating	54,282	54,679	49,640	45,213	51,338
Administrative and general	12,941	10,065	11,334	10,562	9,683
Depreciation	11,746	11,425	11,287	11,129	11,340
	78,969	76,169	72,261	66,904	72,361
Gains on asset dispositions, net	42	3,139	2,891	464	2,560
Operating income	11,583	13,550	10,073	9,558	11,196
Other income (expense):
Interest income	130	143	145	139	155
Interest expense	(3,629)	(3,840)	(3,753)	(4,311)	(4,394)
SEACOR management fees	—	—	—	—	—
Derivative gains (losses), net	(1,703)	(11)	(30)	(26)	(96)
Note receivable impairment	—	(2,457)	—	—	—
Foreign currency gains (losses), net	(485)	21	(57)	233	409
Other, net	(3)	13	—	—	7
	(5,690)	(6,131)	(3,695)	(3,965)	(3,919)
Income before income tax expense and equity earnings (losses)	5,893	7,419	6,378	5,593	7,277
Income tax expense	2,868	2,759	2,503	3,036	2,715
Income before equity earnings (losses)	3,025	4,660	3,875	2,557	4,562
Equity earnings (losses), net of tax	1,286	536	499	(880)	526
Net income	4,311	5,196	4,374	1,677	5,088
Net loss attributable to non-controlling interest in subsidiary	(45)	25	71	75	116
Net income attributable to Era Group Inc.	$4,266	$5,221	$4,445	$1,752	$5,204

Basic earnings per common share	$0.21	$0.26	$0.22	$0.09	$0.26
Diluted earnings per common share	$0.21	$0.26	$0.22	$0.09	$0.26

Weighted average common shares outstanding, basic	20,098,239	20,066,060	19,952,930	19,924,708	19,918,876
Weighted average common shares outstanding, diluted	20,163,990	20,134,474	20,025,135	19,991,869	19,960,453

EBITDA	$22,424	$23,077	$21,772	$20,014	$23,382
Adjusted EBITDA	$24,886	$25,534	$21,772	$20,014	$25,427
Adjusted EBITDA excluding Gains	$24,844	$22,395	$18,881	$19,550	$22,867

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
Oil and gas:(1)
U.S. Gulf of Mexico	$52,870	$51,715	$49,141	$45,435	$40,503
Alaska	7,984	9,305	6,197	6,885	14,003
International	1,514	173	1,245	1,228	1,248
Total oil and gas	62,368	61,193	56,583	53,548	55,754
Dry-leasing	12,392	11,466	10,876	11,566	10,376
Search and rescue	5,666	5,095	6,152	5,417	4,614
Air medical services	2,569	3,137	3,091	3,135	3,288
Flightseeing	4,043	2,946	—	—	4,390
Fixed Base Operations	3,562	2,858	2,842	2,434	2,671
Eliminations	(90)	(115)	(101)	(102)	(96)
	$90,510	$86,580	$79,443	$75,998	$80,997

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
Oil and gas:(1)
U.S. Gulf of Mexico	10,594	11,065	9,447	10,304	10,003
Alaska	939	1,122	682	895	2,860
International	—	—	57	62	60
Total oil and gas	11,533	12,187	10,186	11,261	12,923
Search and rescue	348	258	382	305	299
Air medical services	1,239	1,100	951	1,059	1,224
Flightseeing	1,505	1,080	—	—	1,744
	14,625	14,625	11,519	12,625	16,190
____________________

(1)	Primarily oil and gas services, but also includes revenues from activities such as firefighting and utility support.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$40,357	$14,940	$22,290	$31,335	$22,517
Receivables:
Trade, net of allowance for doubtful accounts	48,307	52,582	47,780	38,137	48,435
Other	1,679	2,078	4,824	4,374	2,961
Inventories, net	27,039	26,863	26,780	26,853	26,692
Prepaid expenses and other	1,712	2,991	3,292	2,167	1,278
Deferred income taxes	2,065	1,991	2,138	2,347	3,642
Escrow deposits	—	—	3,048	—	9,900
Total current assets	121,159	101,445	110,152	105,213	115,425
Property and equipment	1,128,510	1,116,678	1,084,199	1,066,958	1,014,907
Accumulated depreciation	(296,294)	(284,547)	(273,754)	(263,306)	(255,299)
Net property and equipment	832,216	832,131	810,445	803,652	759,608
Equity investments and advances	31,641	36,053	35,433	34,986	36,113
Goodwill	352	352	352	352	352
Other assets	14,794	15,868	16,074	14,380	16,071
Total assets	$1,000,162	$985,849	$972,456	$958,583	$927,569

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$21,819	$23,129	$13,639	$13,293	$16,796
Accrued wages and benefits	9,651	9,791	9,583	8,792	8,937
Accrued interest	4,805	950	4,624	772	4,625
Accrued income taxes	1,029	236	781	613	—
Derivative instruments	1,991	569	529	621	—
Current portion of long-term debt	2,787	2,787	2,787	2,787	2,787
Other current liabilities	4,154	4,258	4,171	3,267	6,894
Total current liabilities	46,236	41,720	36,114	30,145	40,039
Deferred income taxes	216,985	214,117	211,479	209,574	208,483
Long-term debt	277,390	278,023	278,755	279,391	240,029
Deferred gains and other liabilities	2,898	3,120	3,476	3,412	5,343
Total liabilities	543,509	536,980	529,824	522,522	493,894
Equity:
Era Group Inc. stockholders’ equity:
Common stock	204	204	203	202	202
Additional paid-in capital	428,530	425,010	423,728	421,310	420,650
Retained earnings	28,612	24,346	19,125	14,680	12,928
Treasury shares, at cost	(547)	(547)	(334)	(113)	(94)
Accumulated other comprehensive income (loss), net of tax	99	146	175	176	108
	456,898	449,159	442,897	436,255	433,794
Non-controlling interest in subsidiary	(245)	(290)	(265)	(194)	(119)
Total equity	456,653	448,869	442,632	436,061	433,675
Total liabilities and stockholders’ equity	$1,000,162	$985,849	$972,456	$958,583	$927,569

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for SEACOR Management Fees and certain other items that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
Net Income	$4,311	$5,196	$4,374	$1,677	$5,088
Depreciation	11,746	11,425	11,287	11,129	11,340
Interest income	(130)	(143)	(145)	(139)	(155)
Interest expense	3,629	3,840	3,753	4,311	4,394
Income tax expense	2,868	2,759	2,503	3,036	2,715
EBITDA	$22,424	$23,077	$21,772	$20,014	$23,382
Special items (1)	2,462	2,457	—	—	2,045
Adjusted EBITDA	$24,886	$25,534	$21,772	$20,014	$25,427
Gains on asset dispositions, net (“Gains”)	(42)	(3,139)	(2,891)	(464)	(2,560)
Adjusted EBITDA excluding Gains	$24,844	$22,395	$18,881	$19,550	$22,867
____________________

(1)	Special items include the following:

•
In the three months ended September 30, 2014, a pre-tax charge of $2.5 million related to the accelerated recognition of previously awarded but deferred compensation awards following the resignation of our former CEO;

•	In the three months ended June 30, 2014, a pre-tax impairment charge of $2.5 million on a note receivable from a foreign company with whom we participated in bids for contracts; and

•	In the three months ended September 30, 2013, a one-time charge of $2.0 million related to the early termination of operating leases on certain helicopters configured for air medical services.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
Heavy:
EC225	9	9	9	9	9

Medium:
AW139	39	38	37	35	36
B212	9	9	10	11	11
B412	6	6	6	6	6
S76 A/A++	2	2	2	3	3
S76 C+/C++	6	6	6	6	6
	62	61	61	61	62

Light—twin engine:
A109	9	9	9	9	9
BK-117	3	3	3	3	6
EC135	20	20	20	20	20
EC145	5	5	4	4	4
	37	37	36	36	39

Light—single engine:
A119(2)	17	24	24	24	24
AS350	35	35	35	35	35
	52	59	59	59	59
Total Helicopters	160	166	165	165	169
____________________

(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.

(2)	Effective July 24, 2014, we sold our 51% interest in Lake Palma, which owns seven of the A119 helicopters listed above as of June 30, 2014 and all prior periods listed.